Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASCADE CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	93-0136592
(State of incorporation)	(IRS Employer Identification No.)

2201 N.E. 201st Ave. Fairview, Oregon	97024-9718
(Address of principal executive offices)	(Zip Code)

CASCADE CORPORATION

STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK PLAN

(Full title of the plan)

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

2201 N.E. 201st Ave.

Fairview, Oregon 97024-9718

Telephone (503) 669-6300

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	250,000 shares(1)	$47.52(2)	$11,880,000(2)	$1,362

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares reserved for issuance under the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan as a result of any future stock split, stock dividend, or similar adjustment of the outstanding common stock.
(2)	Pursuant to Rule 457(h), the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the registration fee have been computed based on the average of the high and low sales prices, $47.52, reported for the common stock on the New York Stock Exchange on July 27, 2012.

INTRODUCTION

Cascade Corporation (the “Company”) filed a registration statement on Form S-8 (File No. 333-125215) with the Securities and Exchange Commission on May 25, 2005, registering a total of 750,000 shares of the Company’s common stock for issuance under the Cascade Corporation Stock Appreciation Rights Plan (the “Plan”). The Plan was amended in 2005, 2007 and 2011, including to change the name to the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan. Effective June 6, 2012, the Plan was further amended to increase by 250,000 shares the number of shares that may be issued under the Plan, and these additional shares are now being registered for issuance under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a) The registrant’s annual report on Form 10-K for the year ended January 31, 2012.

(b) The registrant’s quarterly report on Form 10-Q for the quarter ended April 30, 2012.

(c) The registrant’s current reports on Form 8-K filed April 2, 2012 (with disclosure under Items 5.02 and 9.01), April 25, 2012, and June 12, 2012 (with disclosure under Items 5.07 and 9.01, but excluding Item 7.01 and exhibits referenced therein).

(d) The description of the registrant’s common stock included as Exhibit 99.1 to this registration statement.

All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VI of the Company’s Articles of Incorporation, Article XIII of the Company’s Bylaws and sections 60.387 to 60.414 of the Oregon Business Corporation Act (the “Oregon Act”) provide for the indemnification of the Company’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Article VI of the Company’s Articles of Incorporation and Article XIII of the Company’s Bylaws require the Company to indemnify, to the extent permitted by Oregon statute, its officers and directors against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and necessarily incurred by such officers and directors in connection with the defense of any action, suit or proceeding whether civil, criminal, or administrative in which he is made a party by reason of being or having been a director or officer.

The Oregon Business Corporation Act (the “Oregon Act”) requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of a corporation (unless limited by the corporation’s articles of incorporation) if the individual is wholly successful in the proceeding, on the merits or otherwise. In addition, the Oregon Act allows a corporation to indemnify such an individual if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least was not opposed to the corporation’s best interests; and (c) in the case of a criminal proceeding, the individual did not have reasonable cause to believe that the individual’s conduct was unlawful.

However, the Oregon Act does not permit indemnification:

•	in the case of any proceeding by or in the right of the corporation (a derivative action), if the individual was adjudged liable to the corporation; or

•	in connection with a proceeding that charged the individual with and adjudged the individual liable for improperly receiving a personal benefit.

The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The indemnification described in the Oregon Act is not exclusive of any other rights to which officers or directors may be entitled under a corporation’s articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

Under the Oregon Act, unless explicitly authorized by the articles of incorporation or bylaws, a corporation that provides indemnification to an individual in accordance with the corporation’s articles of incorporation or bylaws may not amend the articles of incorporation or bylaws so as to eliminate or impair the individual’s right to indemnification after an act or omission occurs that subjects the individual to a proceeding or to liability for which the individual seeks indemnification under the terms of the articles of incorporation or bylaws.

The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-6.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairview, state of Oregon, on July 30, 2012.

CASCADE CORPORATION
(Registrant)

By:	/s/ Joseph G. Pointer
Joseph G. Pointer, Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on July 30, 2012.

Principal Executive Officer:

/s/ Robert C. Warren, Jr. *Robert C. Warren, Jr.	President, Chief Executive Officer and Director

Principal Financial Officer and Principal

Accounting Officer:

/s/ Joseph G. Pointer Joseph G. Pointer	Chief Financial Officer

Directors:

*	James S. Osterman
*	Nicholas R. Lardy
*	Duane C. McDougall
*	Peter D. Nickerson
*	Henry W. Wessinger II
*	Nancy A. Wilgenbusch, PhD.

*By	/s/ Joseph G. Pointer
Joseph G. Pointer, Attorney-in-fact

INDEX TO EXHIBITS

3.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-Q filed with the Securities and Exchange Commission on September 5, 2008.

3.2	Bylaws, as amended. Incorporated by reference to Exhibit 3.2 to Form 10-K filed with the Securities and Exchange Commission on April 16, 2007.

5	Opinion of Miller Nash LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Miller Nash LLP. Included in Exhibit 5.

24	Power of attorney of certain officers and directors.

99.1	Description of common stock.